Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Fidelity Wise Origin Bitcoin Fund of our report dated December 22, 2023 relating to the financial statement of Fidelity Wise Origin Bitcoin Fund, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts”, in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, MA
December 29, 2023